Exhibit 5(a)

April 19, 2010

General Employment Enterprises, Inc.
One Tower Lane - Ste 2200,
Oakbrook Terrace, IL   60181

Re:	General Employment Enterprises, Inc.
Registration of 592,000 Shares of Common Stock,
No Par Value, on Form S-8

Ladies and Gentlemen:

I have acted as counsel to General Employment Enterprises, Inc., an Illinois Corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-8 (the "Registration Statement") covering 592,000 shares of Common Stock, no par value, of the Company (the "Shares"), to be issued pursuant to the terms of that certain Second Amended and Restated General Employment Enterprises, Inc. 1997 Stock Option Plan (the "Plan").

I have made such investigation and have examined such corporate documents as I have deemed necessary, in order to enable me to render the opinion contained herein, including without limitation, the Registration Statement and the Plan.

Based upon the foregoing, it is my opinion that the 592,000 Shares, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

I hereby consent to be named in the Registration Statement as the attorney who passed upon the legality of the Shares and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ GREGORY BARTKO
Law Office of Gregory Bartko, LLC

“The Securities Regulation Law Firm”
3475 Lenox Road, Suite 400 ● Atlanta, GA 30326 ● Phone (404) 238-0550 ● Fax (866) 342-4092
Email: gbartko@securitieslawcounsel.com ● www.securitieslawcounsel.com